For further information contact:

Ernie Mrozek (CFO) 901.766.1268

Steve Bono (COM) 630.663.2150

Bruce Byots (INV) 630.663.2906

FOR IMMEDIATE RELEASE

February 13, 2007

SERVICEMASTER REPORTS IMPROVED RESULTS

FROM CONTINUING OPERATIONS

▪	Revenues increased seven percent for the fourth quarter and six percent for the full year;
▪	EPS from continuing operations for 2006 increased to $0.64 from $0.61;
▪

Excluding net restructuring charges and the favorable resolution of certain state tax items, EPS from continuing operations increased 38 percent for the quarter and 5 percent for the full year, exceeding prior estimates;

▪	Achieved steady and significant gains in customer retention in major business units;
▪	Continued successful expansion of new sales channels;
▪	Initiated new marketing agreement with Realogy at AHS and new termite inspection offering at Terminix.

DOWNERS GROVE, Illinois, February 13, 2007 – The ServiceMaster Company (NYSE:SVM) today announced fourth quarter 2006 revenues from continuing operations of $771 million, a seven percent increase compared to 2005, and two percent excluding the effect of acquisitions. Fourth quarter earnings per share from continuing operations were $0.13, compared to $0.08 in 2005. Excluding the impact of (1) restructuring charges, which include severance and costs associated with Project Accelerate, as well as the costs, net of tax incentives, related to the consolidation of the Company’s headquarters and (2) a non-recurring favorable adjustment resulting from the resolution of state tax items related to a prior year transaction, earnings per share from continuing operations were $0.11, a 38 percent increase compared to 2005.

For 2006, revenues from continuing operations of $3.4 billion were up six percent over 2005, and two percent excluding the effect of acquisitions. Earnings per share from continuing operations were $0.64, compared to $0.61 in 2005, a five percent increase. For the year, the impact of net restructuring charges offset the favorable state tax items recorded in the fourth quarter.

The Company has included as an Exhibit to this press release a reconciliation of non-GAAP comparable basis financial information to the reported amounts. The Company believes that these non-GAAP measures provide an important perspective on the performance of the Company’s operations.

“We are confident about our strategies, our market positions and our prospects for future growth,” said J. Patrick Spainhour, Chairman and Chief Executive Officer. “I am pleased with our fourth quarter results, particularly the progress we continue to make on improving key fundamentals, including customer satisfaction and retention. In addition, despite the unusual combination of challenges we encountered, we still managed to achieve comparable full-year EPS growth of five percent.”

Outlook

“In 2007, we’ll stay focused on building stronger customer relationships and retention, expanding our sales channels, integrating and leveraging our assets, and creating new growth opportunities through innovation and differentiation,” added Spainhour. “We will continue to make focused investments in sales, training and technology to sustain growth. During our off-season first quarter, we will make incremental investments in sales and marketing programs that will adversely impact first quarter profit comparisons, but which we believe will contribute to stronger sales and profits later in the year.”

“We believe that improving momentum in key fundamentals, combined with solid execution of our business plan, should enable us to deliver mid to high single-digit revenue growth in 2007. We anticipate 2007 earnings per share, before restructuring charges, to be in the range of $0.67 to $0.68, consistent with the guidance we provided at our recent Investor and Analyst Conference,” concluded Spainhour. “Based on the actions we are taking this year and plan to take in the future, our target is to achieve high single-digit revenue growth, and earnings per share growth progressively increasing to the mid-teen level by 2009, with cash from operations growing and continuing to substantially exceed net income.”

Exploration of Strategic Alternatives

“Even as we move forward with our plan, we also continue to conduct a thorough exploration of strategic alternatives that are designed to maximize value for our shareholders, and which could include the possible sale of the Company,” said Spainhour.

In connection with this review, which was previously announced on November 28, 2006, our Board of Directors has retained Morgan Stanley and Goldman Sachs as its financial advisors and Sidley Austin as its legal advisor. There can be no assurance that any particular alternative will be pursued or that any transaction will occur, or on what terms. We do not plan to release additional information about the status of the review of strategic alternatives until a definitive agreement is entered into or until the process is otherwise completed.

Review of Cash Flows and Balance Sheet

Net cash flow provided from continuing operating activities was $289 million in 2006, compared to $243 million in 2005. The 2006 and 2005 amounts include $3 million and $86 million, respectively, of tax payments relating to comprehensive agreements with the IRS. Excluding tax payments from the resolution of IRS audits in both periods, net cash flow from continuing operating activities decreased from $329 million to $293 million, but continued to substantially exceed reported net income. The decline resulted primarily from higher working capital requirements associated with the InStar commercial disaster restoration business (acquired in February 2006), lower levels of customer pre-payments at American Home Shield due to a cyclical decline in sales from its real estate channel, and severance and other cash payments associated with Project Accelerate. Total debt on December 31, 2006 was $690 million, approximately $32 million higher than the December 31, 2005 level.

Business Review by Segment

TruGreen LawnCare

The TruGreen LawnCare segment reported 2006 revenues of $1.05 billion, up three percent compared to 2005. Revenue growth resulted from improved price realization, as well as increases in supplemental services and commercial revenues. At year end, full program residential customer counts were comparable to prior year levels, as sharp declines in telemarketing sales were partially offset by increased sales from direct mail and other newer channels, as well as strong improvements in customer retention. Customer retention rates exceeded year-end 2005 levels by 170 basis points, reflecting expanded efforts to improve service consistency and enhance customer care and communications. Operating income for the year was $158 million, compared to $172 million in the prior year. This eight percent decline was attributable to investments in new programs to improve customer satisfaction and retention, as well as higher fuel, fertilizer, variable rate vehicle lease expense and health insurance costs.

In the fourth quarter, revenues of $215 million were up six percent compared to 2005. Operating income also increased six percent. Revenue and profit growth rates exceeded corresponding full year levels due to an increased level of production, which resulted from delayed third quarter work and favorable fourth quarter weather conditions.

TruGreen LandCare

The TruGreen LandCare segment reported 2006 revenues of $444 million, down two percent compared to 2005, as slight improvements in enhancement sales and comparable base contract maintenance sales were offset by much lower snow removal revenues due to less snow. Investments in the size, caliber and training of the sales team have led to a meaningful improvement in the relative size and quality of sales proposals carrying into 2007. For the year, operating results declined $5 million, primarily due to lower snow removal services, which carry higher gross margins. Favorable trends in safety-related costs and more efficient equipment and vehicle utilization helped offset higher fuel and health care costs and investments in the sales force.

In the fourth quarter, revenues of $110 million were down five percent compared to 2005, while operating income decreased $3 million. These revenue and profit declines were the result of lower levels of hurricane-related enhancement revenues and snow removal work in 2006 than in 2005.

Terminix

Terminix reported 2006 revenues of $1.08 billion, up two percent compared to 2005. Solid growth in pest control and termite renewal revenues was partially offset by a decline in revenues from initial termite treatments.

The pest control operations experienced increasing growth in customer counts and revenues, with higher unit sales in both residential and commercial markets, 170 basis point comparable improvement in retention rates, and the favorable impact of acquisitions, including the fourth quarter acquisition of Safeguard Pest Control. Termite renewal growth was supported by improved pricing and a 30 basis point increase in retention rates. Lower revenue dollars from initial termite treatments resulted from an industry-wide decline in termite lead flow that was attributable to a weak swarm season, as well as the effects of shifts in service mix. Termite completion units were up four percent, despite the declines in lead flow, due to substantial improvements in lead to sales conversion rates. Operating income for the year was $152 million compared to $146 million in the prior year. This five percent increase resulted primarily from lower termite material costs, improved sales labor productivity and continued favorable trends in safety and damage claims, partially offset by higher fuel and health care costs.

In the fourth quarter, revenues increased four percent to $245 million, resulting from double digit growth in pest control revenues and solid gains in renewals. These offset continued declines in termite completion revenues, despite an eight percent increase in unit sales. Operating income increased by $4 million or 17 percent, reflecting effective management of seasonal labor and overhead costs, as well as the continued favorable effects from the damage claim and termite material cost trends mentioned above. These more than offset an increased reserve for a pending legal matter.

American Home Shield

The American Home Shield (AHS) segment reported 2006 revenues of $565 million, up seven percent compared to 2005. New contract sales and renewals, which are reported as earned revenues over the subsequent 12 month contract period, increased six percent.

AHS experienced strong growth in contract renewals, resulting from increased price realization and an improvement of approximately 80 basis points in overall customer retention rates. This growth was partially offset by declines in new sales in both the real estate and direct to consumer channels. Real estate unit sales were down nine percent as a result of a much weaker home resale market in most parts of the country. Home listings and closings, particularly in California (AHS’ largest volume state), were at much lower levels than in the prior year. Direct to consumer unit sales were down six percent, resulting from lower response rates on certain direct mail programs. Operating income for the year declined by $8 million as revenue growth was more than offset by higher average claim costs associated with the required conversion to more energy efficient 13 SEER (or better) heating and cooling units as a result of new energy efficiency legislation, as well as other inflationary pressures.

In the fourth quarter, revenues of $124 million were up four percent compared to 2005. New contract sales and renewals increased 12 percent, primarily reflecting continued strong growth in renewals and improving trends in real estate sales, primarily resulting from the initiation of a new marketing agreement with Realogy, the world’s largest real estate brokerage firm. This agreement is expected to have a favorable impact on growth rates in real estate sales during 2007 and subsequent years. Operating income in the quarter decreased by $1.5 million, reflecting the unfavorable factors that impacted the full year, as well as investments related to the Realogy agreement and incremental direct mail programs. These factors more than offset a reduced rate of contract claims due to milder weather.

Other Operations and Headquarters

The Other Operations and Headquarters segment reported 2006 revenues of $292 million. This compares to 2005 revenues of $177 million. Revenues from InStar (acquired on February 28, 2006) were $96 million in the ten month period since closing, with operating income, net of first-year acquisition-related amortization costs, of $2 million. InStar’s revenues were negatively impacted by the lack of hurricanes in 2006. The ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 12 percent, driven by continued strong growth in disaster restoration and solid internal growth in residential maid service.

Overall, the segment’s operating loss was ($46) million in 2006 compared to a loss of ($53) million in 2005. Included in the operating loss in 2006 are restructuring charges of approximately $22 million. Excluding the restructuring charges, the operating loss improved by $29 million. This improvement reflects the combined effects of several factors: continued favorable trending in prior year safety costs; lower overhead costs due to effective spending controls and the impact of Project Accelerate; reduced incentive compensation accruals; the first time inclusion of operating results from InStar and a solid increase in profits from the combined franchise businesses.

In the fourth quarter, segment revenues were $76 million and $46 million in 2006 and 2005, respectively. The ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 14 percent. Revenues from InStar were $24 million, with an operating loss, net of first-year acquisition-related amortization costs, of ($2.9) million, which included increased reserves for certain receivables associated with prior year hurricanes.

Overall, the segment’s operating loss was ($21) million compared to a loss of ($16) million in 2005. Included in the operating loss in the quarter are restructuring charges of approximately $11 million. Excluding the restructuring charges, the operating loss improved by $6 million, primarily reflecting the same factors that impacted the full year.

Non-Operating Expense / (Income)

Non-Operating Expenses for the full year were $44 million compared with $45 million in 2005. This modest improvement reflected an increase in gains on the AHS investment portfolio, partially offset by an increase in interest expense resulting from higher average debt balances and interest rates. In the fourth quarter, Non-Operating Expenses were $10 million, compared to $14 million in the prior year. Fourth quarter results reflect a $3 million increase in investment income associated with an employee deferred compensation trust, for which there is a corresponding and offsetting charge against operating income.

Tax Treatment of Common Stock Dividend

Under federal tax rules, dividends are considered taxable only when paid out of current or accumulated earnings and profits as defined under federal tax laws. As a result of its December 1997 reincorporation, the Company only began generating corporate earnings and profits for tax purposes in 1998. Since 1998, earnings and profits for tax purposes have been reduced by dividend payments, amortization of intangible assets for tax reporting purposes only, deductions relating to business closures and the timing of certain other tax-related items.

The Company reported that 11 percent of its 2006 dividends on common stock will be taxable as dividend income for federal income tax purposes. This is lower than the 2005 dividend taxability of 87 percent, primarily due to one-time effects of the dispositions of American Residential Services and American Mechanical Services. Any portion of the dividend that is not taxable would be treated as a return of capital and would generally be applied to reduce the cost basis of outstanding shares.

The Company currently expects that approximately 55 to 65 percent of its 2007 dividends on common stock will be taxable as dividend income for federal income tax purposes, which is lower than previous projections primarily due to the impact of projected headquarters relocation costs. The 2007 estimate is subject to change, based on the outcome of future events. The Company expects that the taxable portion of its dividend will increase sharply in 2008 and will grow to be fully taxable over the succeeding few years.

It should be noted that this tax treatment of the Company’s dividend does not affect the Company’s financial statements. Cash provided from operations in 2006 and in prior years has significantly exceeded dividends paid to shareholders and is expected to continue to do so.

Conference Call Details

The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on February 13, 2007. Interested parties may listen to the call at (800)709-2153. The conference call will include Pat Spainhour, Chairman and Chief Executive Officer, and Ernie Mrozek, Vice Chairman and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21325713).

Company Overview

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned and franchised locations. The Company’s brands include TruGreen LawnCare, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

Business Segments

The Company is comprised of five business segments: The TruGreen LawnCare segment provides lawn, tree and shrub care services. The TruGreen LandCare segment provides commercial landscaping services. The Terminix segment includes termite and pest control services. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations and Headquarters segment includes the Company’s franchised operations, (including ServiceMaster Clean, Merry Maids, Furniture Medic), its Company-owned operations, including InStar, a commercial disaster restoration business, the Company’s international operations and its headquarter locations.

Forward-Looking Statements

This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following: the results of the exploration of strategic alternatives by the Company and whether any transaction will be completed as a result thereof; the successful consolidation of headquarters in Memphis; weather conditions that affect the demand for the Company's services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company's service offerings or products; increased governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time, expenses and cash flows associated with integrating, selling, or winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY

(In thousands)

Condensed Balance Sheets	As of December 31, 2006	December 31, 2005
Assets		
Cash and cash equivalents	$ 123,675	$ 114,508
Marketable securities	109,992	104,807
Receivables, net of allowances	407,409	309,567
Inventories and other current assets	169,802	159,731
Assets in discontinued operations	2,343	135,100
Total Current Assets	813,221	823,713
Intangible assets, primarily trade names and goodwill, net of accumulated amortization	1,897,475	1,778,413
Property and equipment, net of accumulated depreciation	177,208	161,827
Long-term marketable securities	187,201	147,332
Notes receivable and other assets	42,358	40,245
Assets in discontinued operations	-	77,340
Total Assets	$ 3,117,463	$ 3,028,870
Current liabilities	$ 890,449	$ 839,155
Liabilities in discontinued operations	7,644	97,294
Current debt maturities	21,549	19,222
Total Current Liabilities	919,642	955,671
Long-term debt	668,873	638,928
Other long-term obligations	332,549	269,501
Liabilities in discontinued operations	7,541	10,130
Minority interest	100,000	100,000
Shareholders' equity	1,088,858	1,054,640
Total Liabilities and Shareholders' Equity	$ 3,117,463	$ 3,028,870

Statements of Cash Flows	Twelve Months Ended December 31, 2006	2005
Cash and Cash Equivalents at January 1	$ 114,508	$ 256,626
Cash Flows from Operating Activities from Continuing Operations:		
Net Income	169,699	198,925
Adjustments to reconcile net income to net cash flows provided from operating activities:		
Loss (income) from discontinued operations	16,869	(18,364)
Depreciation expense	48,679	44,313
Amortization expense	11,243	5,454
Option and restricted stock expense	10,869	8,566
Change in working capital, net of acquisitions:		
Change in tax accounts:		
Current and deferred income taxes	56,457	60,941
Resolution of income tax audits (5)	(3,480)	(86,356)
Other changes in working capital	(28,080)	22,947
Other, net	7,030	6,282
Net Cash Provided from Operating Activities from Continuing Operations	289,286	242,708
Cash Flows from Investing Activities from Continuing Operations:		
Property additions	(52,492)	(41,771)
Sale of equipment and other assets	1,830	2,838
Business acquisitions, net of cash acquired	(143,406)	(33,719)
Notes receivable, financial investments and securities	(26,495)	(8,371)
Net Cash Used for Investing Activities from Continuing Operations	(220,563)	(81,023)
Cash Flows from Financing Activities from Continuing Operations:		
Borrowings of debt	1,259,565	730,287
Payments of debt	(1,251,326)	(894,102)
Purchase of ServiceMaster stock	(86,053)	(52,324)
Shareholders' dividends	(133,233)	(128,048)
Proceeds from employee share plans	54,606	29,518
Net Cash Used for Financing Activities from Continuing Operations	(156,441)	(314,669)
Cash Flows from Discontinued Operations:		
Cash provided from (used for) operating activities	(18,662)	14,181
Cash provided from (used for) investing activities:		
Proceeds from sale of businesses	115,415	-
Other investing activities	132	(3,315)
Net Cash Provided from Discontinued Operations	96,885	10,866
Cash Increase (Decrease) During the Period	9,167	(142,118)
Cash and Cash Equivalents at December 31	$ 123,675	$ 114,508

Notes:

(1) The 2006 results include restructuring charges for severance, as well as costs associated with Project Accelerate, the Company's initiative to improve the effectiveness and efficiency of its functional support areas, and accruals for employee retention and severance to be paid in future periods that are related to the Company's decision to consolidate its corporate headquarters into its operations center in Memphis, Tennessee and close its current headquarters in Downers Grove, Illinois. The restructuring charges totaled $11.0 million pretax, $0.4 million after-tax and $0.00 per diluted share for the fourth quarter of 2006 and $21.6 million pretax, $6.9 million after-tax and $0.02 per diluted share for the twelve months ended December 31, 2006. The after-tax impact of the restructuring charges includes the benefit of state tax incentives granted to the Company as a result of its decision to consolidate its corporate headquarters in Memphis, Tennessee.

(2) In the fourth quarter of 2006, the Company recorded a reduction in income tax expense of $7 million ($0.02 per diluted share) resulting from the resolution of state tax items related to a prior non-recurring transaction. In addition, and as discussed in Note (1), the fourth quarter provision for income taxes includes the benefit of approximately $6 million of state tax incentives granted to the Company as a result of its decision to consolidate its corporate headquarters.

(3) The caption "Discontinued operations" includes American Residential Services (ARS) and American Mechanical Services (AMS). In the third quarter of 2006, the Company completed sales of the ARS and AMS businesses.

(4) The weighted-average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options and stock appreciation rights (SARS) whose market price is in excess of the grant price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible securities is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the securities. Shares potentially issuable under convertible securities have not been considered outstanding for the three months ended December 31, 2006 and 2005, and for the twelve months ended December 31, 2005, as their inclusion results in a less dilutive computation. Had the inclusion of convertible securities not resulted in a less dilutive computation for these periods, incremental shares attributable to the assumed conversion of the debentures would have increased shares outstanding by 8.0 million. Additionally, the after-tax interest expense related to the convertible debentures that would have added to net income in the numerator would have been $1.2 million, for the three months ended December 31, 2006 and 2005 and $4.9 million for the twelve months ended December 31, 2005.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

	Three months ended December 31, 2006			Three months ended December 31, 2005		
	Income	Shares	EPS	Income	Shares	EPS
Continuing Operations:						
Basic EPS	$ 38,113	287,988	$ 0.13	$ 23,962	290,759	$ 0.08
Effect of dilutive securities, net of tax:						
Options & SARS		1,479			4,750	
Diluted EPS	$38,113	289,467	$ 0.13	$ 23,962	295,509	$ 0.08

	Twelve months ended December 31, 2006			Twelve months ended December 31, 2005		
	Income	Shares	EPS	Income	Shares	EPS
Continuing Operations:						
Basic EPS	$ 186,568	289,765	$ 0.64	$ 180,561	291,251	$ 0.62
Effect of dilutive securities, net of tax:						
Options & SARS		1,597			5,556	
Convertible Securities	4,888	8,000			-	
Diluted EPS	$ 191,456	299,362	$ 0.64	$ 180,561	296,807	$ 0.61

(5) In February 2006, the Internal Revenue Service (IRS) concluded the 2003 and 2004 audits of the Company's tax returns, and during the twelve months ended December 31, 2006, (primarily in the first quarter) the Company paid $3 million of taxes and interest to the IRS and various states.

In January 2005, the Company reached a comprehensive agreement with the IRS regarding its examination of the Company's federal income taxes through the year 2002. During the twelve months ended December 31, 2005, (primarily in the first quarter) the Company paid $131 million of taxes and interest to the IRS and various states. Pursuant to its agreement with the IRS, the Company realized a $45 million reduction in estimated tax payments in the third and fourth quarters of 2005.

THE SERVICEMASTER COMPANY
(In thousands)

Segment Summaries

	For the three months ended December 31,			For the twelve months ended December 31,		
	2006	2005	% Change	2006	2005	% Change
Operating Revenue:						
TruGreen LawnCare	$ 215,188	$ 202,622	6%	$ 1,052,257	$ 1,024,641	3%
TruGreen LandCare	110,102	115,934	-5%	444,338	453,323	-2%
Terminix	244,994	235,938	4%	1,075,481	1,056,285	2%
American Home Shield	124,016	118,792	4%	564,817	528,687	7%
Other Operations and Headquarters	76,398	46,313	65%	292,252	176,542	66%
Total Operating Revenue	$ 770,698	$ 719,599	7%	$ 3,429,145	$ 3,239,478	6%
Operating Income (Loss):						
TruGreen LawnCare	$ 29,687	$ 27,934	6%	$ 157,695	$ 171,758	-8%
TruGreen LandCare	4,958	7,733	-36%	(587)	4,317	NM
Terminix	27,433	23,497	17%	152,161	145,568	5%
American Home Shield	8,676	10,157	-15%	62,780	70,959	-12%
Other Operations and Headquarters (a)	(20,915)	(16,425)	-27%	(45,727)	(52,519)	13%
Total Operating Income (a)	$ 49,839	$ 52,896	-6%	$ 326,322	$ 340,083	-4%

The Other Operations and Headquarters segment includes the operations of InStar, ServiceMaster Clean and Merry Maids, as well as the Company's headquarters function. For the three months ended December 31, 2006, InStar (acquired February 28, 2006) reported revenue of $24 million with an operating loss, net of first-year acquisition-related amortization costs, of ($2.9) million, and the ServiceMaster Clean and Merry Maids franchise operations reported a combined increase of revenue of 14 percent to $51 million with a seven percent increase in operating income to $15 million. In the ten month period since closing, InStar reported revenue of $96 million and operating income, net of first-year acquisition-related amortization costs, of $2.2 million. For the twelve months ended December 31, 2006, the ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in revenue of 12 percent to $189 million with a seven percent increase in operating income to $55 million.

(a) For the three months and twelve months ended December 31, 2006, the total reported operating income and the operating loss of the Other Operations and Headquarters segment include restructuring charges of $11.0 million and $21.6 million, respectively.

	As of December 31,		
	2006	2005	% Change
Capital Employed:			
TruGreen LawnCare	$ 871,145	$ 812,873	7%
TruGreen LandCare	40,571	33,900	20%
Terminix	698,063	652,230	7%
American Home Shield	250,711	207,864	21%
American Home Shield without cash and marketable securities (b)	(72,329)	(75,026)	4%
Other Operations and Headquarters and Discontinued Operations	18,790	105,923	-82%
Total Capital Employed	$ 1,879,280	$ 1,812,790	4%

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.

(b) The calculation of capital employed for the American Home Shield segment includes approximately $323 million and $283 million of cash and marketable securities at December 31, 2006 and 2005, respectively. The investment income and realized gains/losses on these assets are reported below operating income in non-operating income/expense. In order to facilitate the comparison of return on invested capital for the American Home Shield segment, the Company has also presented capital employed for this segment excluding cash and marketable securities. The negative capital employed balances primarily result from deferred revenue and amounts payable to subcontractors.

Key Performance Indicators

	Rolling twelve month metrics as of December 31,	
	2006	2005
TruGreen LawnCare -		
Growth in Full Program Contracts	0%	1%
Customer Retention Rate	62.9%	61.2%
Terminix -		
Growth in Pest Control Customers	9% (c)	3%
Pest Control Customer Retention Rate	79.5% (c)	77.2%
Growth in Termite Customers	0%	0%
Termite Customer Retention Rate	87.5%	87.2%
American Home Shield -		
Growth in Warranty Contracts	2%	6%
Customer Retention Rate	58.2%	57.4%

(c) Pest control customer count growth, excluding the impact of the Safeguard Pest Control acquisition completed at the beginning of the fourth quarter of 2006, was 5%. The customer retention rate improvement in 2006, excluding the impact of the Safeguard acquisition added to the customer base, was approximately 170 basis points.